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                                                                     EXHIBIT 11B


                        GATX CORPORATION AND SUBSIDIARIES

           COMPUTATION OF DILUTED NET INCOME PER SHARE OF COMMON STOCK
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                                                  Three Months Ended
                                                                                         March  31
                                                                                -------------------------
                                                                                  1999            1998
                                                                                ---------       ---------
Average number of shares used to compute basic earnings
  per share                                                                         49.4            49.0

Shares issuable upon assumed exercise of stock options, reduced by the number of shares which could have been purchased
  with the proceeds from exercise of such options                                    1.0             1.2

Common stock issuable upon assumed conversion of preferred stock                      .1              .2
                                                                                ---------       ---------

Total shares                                                                        50.5            50.4
                                                                                =========       =========

Net income, as adjusted per basic computation                                   $   39.2        $   37.4

Add - Dividends paid and accrued on preferred stock                                    -               -
                                                                                ---------       ---------

Net income, as adjusted                                                         $   39.2        $   37.4
                                                                                =========       =========

Diluted net income per share                                                    $    .78        $    .74
                                                                                =========       =========



Note: 1998 amounts have been restated to reflect a two-for-one stock split effected in June 1998.




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